Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements Form S-3 No. 333-106561 of Williams Pipeline Partners L.P. and in the related Prospectus and Form S-8 No. 333-150252 of Williams Pipeline Partners L.P. of our reports dated February 23, 2010, with respect to the consolidated financial statements of Williams Pipeline Partners L.P., and the effectiveness of internal control over financial reporting of Williams Pipeline Partners L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Houston, Texas
February 23, 2010